Exhibit 4.3
CUSIP NO. 292758 10 9
ENERJEX RESOURCES, INC.
NUMBER
SHARES
AUTHORIZED COMMON STOCK: 100,000,000 SHARES
PAR VALUE: $0.001
THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of EnerJex Resources, Inc. Common Stock —
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
[DATE BOX]

SECRETARY
PRESIDENT
CORPORATE SEAL